EXHIBIT 99.1

NEWS RELEASE	July 10, 2007

For more information, contact:

Kirk Whorf, Executive Vice President and Chief Financial Officer

kwhorf@northstatebank.com 919-645-2707

Larry D. Barbour, President and Chief Executive Officer

919-645-2703

NORTH STATE BANCORP REPORTS

SECOND QUARTER 2007 RESULTS

Assets exceed $500 million.

Raleigh, NC . . . For the quarter ended June 30, 2007, North State Bancorp [OTC-BB: NSBC] (the “Company”), the holding company for North State Bank, reports net income of $846,000 compared to $751,000 for the second quarter 2006, an increase of 13%. Net income per diluted share was $0.12 for the quarter ended June 30, 2007 compared to $0.11 for the same period in 2006. For the six months ended June 30, 2007, the Company reports net income of $1.55 million, compared to net income of $1.44 million in 2006 for the same period, an increase of 7.7%. Earnings per diluted share for the six months ended June 30, 2007 and 2006 were $0.21 and $0.20, respectively. All per share amounts have been adjusted for the June 28, 2007 and August 14, 2006 stock splits.

Total assets for North State Bancorp as of June 30, 2007 were $504.7 million, compared to total assets of $423.2 million at June 30, 2006, an increase of 19.3%.

Total deposits for North State Bank at June 30, 2007 were $452.4 million and total loans were $387.2 million, compared to total deposits of $374.8 million and total loans of $321.0 million reported at June 30, 2006, increases of 20.7% and 20.6%, respectively.

“We are pleased to announce North State Bancorp has achieved the milestone of exceeding $500 million in assets in our seventh year of banking. We continued our sound and profitable growth with assets increasing over 19% and loans and deposits each increasing a healthy 20+% from June 30 of last year,” noted Larry Barbour, CEO and president. “As we execute our plan to become a high-performing bank, we remain deeply committed to our core values and customer-driven focus,” continued Mr. Barbour.

Founded in 2000, North State Bank is a full-service community bank, serving Wake County and New Hanover County through five full-service Wake County offices, and through one loan production office in Wilmington. Construction is under way to open an office on West Martin Street in downtown Raleigh as well as a full service office on Eastwood Road in Wilmington.

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North State Bancorp is listed on the OTC electronic bulletin board under the symbol “NSBC.”

www.northstatebank.com

This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including changes in interest rates, changes in financial markets, our ability to manage growth, regulatory changes, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.